                13G                                            PAGE 1 OF 5 PAGES



                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                   Under the Securities Exchange Act of 1934*



                      GALEN HOLDINGS PUBLIC LIMITED COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


           Ordinary Shares Par Value 10.0 UK Pence Per Ordinary Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ] Rule 13d-1(b)

                [ ] Rule 13d-1(c)

                [X] Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                13G                                            PAGE 2 OF 5 PAGES



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1.      Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        Allen J. McClay
-------------------------------------------------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group                        (a) [ ]
        (See Instructions)                                                      (b) [ ]

-------------------------------------------------------------------------------------------------

3.      SEC Use Only



-------------------------------------------------------------------------------------------------

4.      Citizenship or Place of Organization

        United Kingdom

-------------------------------------------------------------------------------------------------

                          5.    Sole Voting Power

                                38,139,118
                          -----------------------------------------------------------------------

                          6.    Shared Voting Power
Number of Shares
Beneficially Owned by           N/A
Each Reporting Person     -----------------------------------------------------------------------
With
                          7.    Sole Dispositive Power

                                38,139,118
                          -----------------------------------------------------------------------

                          8.    Shared Dispositive Power

                                N/A
-------------------------------------------------------------------------------------------------

9.      Aggregate Amount Beneficially Owned by Each Reporting Person

        38,139,118

-------------------------------------------------------------------------------------------------

10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares            [ ]
        (See Instructions)

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11.     Percent of Class Represented by Amount in Row (9)

        Approximately 23.6%

-------------------------------------------------------------------------------------------------

12.     Type of Reporting Person (See Instructions)

        IN
-------------------------------------------------------------------------------------------------



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                13G                                            PAGE 3 OF 5 PAGES



ITEM 1 (a).     NAME OF  ISSUER:
                Galen Holdings Public Limited Company

ITEM 1 (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA

ITEM 2(a).      NAME OF PERSON FILING:
                Allen J. McClay

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                Seagoe Industrial Estate, Craigavon, Northern Ireland BT63 5UA


ITEM 2(c).      CITIZENSHIP:
                United Kingdom

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:
                Ordinary Shares Par Value 10.0 UK Pence Per Ordinary Share

ITEM 2(e).      CUSIP NUMBER
                N/A
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

        N/A

        (a)     [ ]     Broker or dealer registered under Section 15 of the
                        Exchange Act.

        (b)     [ ]     Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)     [ ]     Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

        (d)     [ ]     Investment company registered under Section 8 of the
                        Investment Company Act.

        (e)     [ ]     An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E).

        (f)     [ ]     An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

        (g)     [ ]     A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

        (h)     [ ]     A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

        (i)     [ ]     A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act.

        (j)     [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.         OWNERSHIP:


        (a)     Amount Beneficially Owned:  38,139,118



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                13G                                            PAGE 4 OF 5 PAGES



        (b)     Percent of Class: Approximately 23.6%

        (c)     Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 38,139,118

                (ii)  shared power to vote or to direct the vote: N/A

                (iii) sole power to dispose or to direct the disposition of:
                      38,139,118

                (iv)  shared power to dispose or to direct the disposition of:
                      N/A

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                N/A


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:
                N/A


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                N/A


ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:
                N/A


ITEM 10.        CERTIFICATIONS:
                N/A



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                13G                                            PAGE 5 OF 5 PAGES



                                   SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 2001



                                              /s/ Allen J. McClay
                                        ----------------------------------------
                                        Name: Allen J. McClay